Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(3)

(Form Type)

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Maximum Aggregate Offering Price	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $1.00 per share(1)	415(a)(6)	1,053,318 (1)(2)	$27,323,068.92 (1)(2)	–	424B3	333-269718	February 10, 2023	$3,011.01
	Total Offering Amounts				$27,323,068.92	0
	Total Fee Previously Paid					0
	Total Fee Offsets					0
	Net Fee Due					0

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock offered hereby shall also be deemed to cover such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(2) This prospectus supplement includes up to 1,053,318 shares of Common Stock issuable in exchange for non-managing membership interests of HCPI/Utah, LLC, tendered for redemption by one or more of such unit holders pursuant to their contractual rights, which shares of Common Stock were previously registered on a prospectus supplement dated February 16, 2023 and the prospectus dated February 10, 2023 accompanying Registration Statement No. 333-269718. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with such unsold shares will continue to be applied to such unsold securities.